EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-120089) on Form S-8 and Registration Statement (No. 333-157027) on Form S-3 of West Bancorporation, Inc. of our reports dated March 11, 2011, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of West Bancorporation, Inc. for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
March 11, 2011